Exhibit 99.1

NewsRelease

Corporate Communications

MEDIA	INVESTORS
Janis Smith	Emily Janowsky
415-396-7711	415-396-4496

WELLS FARGO ANNOUNCES TENDER

OFFER FOR DEBT SECURITIES

SAN FRANCISCO, June 17, 2004 - Wells Fargo & Company (NYSE: WFC) said today it has begun a tender offer for “any and all” of the outstanding securities of 17 different series of debt of the Company and its affiliates. The total principal amount outstanding of the securities included in the offer is approximately $4.625 billion. The offer consists of a separate offer for each series of securities listed in the table at the end of this release. The Company will conduct each offer in accordance with the Offer to Purchase dated June 17, 2004. Each offer will expire at 11:59 p.m., New York City time, on Wednesday, June 23, 2004, unless extended or earlier terminated.

“The tender offer is consistent with the Company’s strategy of opportunistically reducing its long-term financing costs,” said Howard Atkins, Chief Financial Officer. “Most of the securities included in the tender offer were issued by the Company’s consumer finance subsidiary, Wells Fargo Financial, Inc. As previously announced, the Company has consolidated the funding for Wells Fargo Financial at the holding company level, and this tender offer is an extension of that consolidation.”

The Company is offering to purchase for cash any and all outstanding securities of each series included in the tender offer. For each $1,000 principal amount of securities of a series tendered and accepted, the holders will receive a price calculated in accordance with the Offer to Purchase. That price is intended to result in a yield to maturity equal to:

•	the yield to maturity of the U.S. Treasury reference security for that series (as measured at 3:00 p.m., New York City time, on the last New York Stock Exchange trading day before the day the offer for that series expires) plus

•	the fixed spread for that series,

except that in no case will the Company pay more than the maximum purchase price specified for that series. The table at the end of this release provides the U.S. Treasury reference security, the fixed spread, and the maximum purchase price per $1,000 principal amount for each series of securities included in the tender offer.

Each offer is conditioned on the Company paying no more than $2.5 billion in total (including interest) for all securities purchased in all of the offers. If acceptance of all securities validly tendered in all of the offers would require the Company to pay more than $2.5 billion in total (including interest), the Company currently intends to terminate one or more offers so that the total amount it pays for the securities it purchases in the remaining offers is no more than this amount, but the Company is not obligated to do so. Each offer is also conditioned on satisfaction of the other conditions described in the Offer to Purchase. The offers are not conditioned on a minimum principal amount of securities being tendered.

The Company will pay the purchase price plus accrued interest for any securities it purchases in an offer in same-day funds on the second New York Stock Exchange trading day after the date on which that offer expires, or as soon thereafter as practicable.

Securities tendered for any series may be withdrawn before the expiration time for that series, and the Company may terminate the offer for any series before the applicable expiration time. The Company can give no assurance as to the principal amount of securities of any series that will be tendered and accepted in the offer.

Goldman, Sachs & Co. and Morgan Stanley are the Dealer Managers for the offer. Global Bondholder Services Corporation is the Depositary and Information Agent. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated June 17, 2004, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offer should contact Goldman, Sachs & Co. at (877) 686-5059 or (212) 357-3019 or Morgan Stanley at (800) 624-1808 or (212) 761-1941. Requests for documents should be directed to Global Bondholder Services Corporation at (866) 873-6300 or (212) 430-3774.

Wells Fargo & Company is a diversified financial services company with $397 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from more than 5,900 stores and the internet (wellsfargo.com) across North America and elsewhere internationally.

List of Securities

Issuer	Principal Amount Outstanding	Title of Securities	CUSIP Number / (ISIN Number)	Fixed Spread (bp)	UST Reference Security	Bloomberg Reference Page	Maximum Purchase Price Per $1,000 Principal Amount
Servus Financial Corporation*	$125,000,000	7.00% Subordinated Notes due July 15, 2005	336294AG8 / (US336294AG88)	18	1.125% due 06/30/2005	BBT4	$1,053.10

Wells Fargo Financial, Inc.	$300,000,000	7.00% Senior Notes due November 1, 2005	94975CAB3 / (US94975CAB37)	20	1.625% due 10/31/2005	BBT4	$1,063.60

Wells Fargo Financial, Inc.	$500,000,000	6.125% Senior Notes due February 15, 2006†	94975CAD9 / (US94975CAD92)	23	1.875% due 01/31/2006	BBT4	$1,059.50

Servus Financial Corporation*	$150,000,000	6.875% Senior Notes due November 15, 2006	336294AH6 / (US336294AH61)	24	2.625% due 11/15/2006	BBT5	$1,089.10

Wells Fargo Financial, Inc.**	$150,000,000	7.20% Senior Notes 2007 Series due May 1, 2007	669383DH1 / (US669383DH15)	25	3.125% due 05/15/2007	BBT5	$1,108.00

Wells Fargo Financial, Inc.	$500,000,000	4.875% Senior Notes 2007 Series due June 12, 2007†	94975CAK3 / (US94975CAK36)	36	3.125% due 05/15/2007	BBT5	$1,043.70

Wells Fargo & Company***	$200,000,000	6.75% Medium-Term Fixed Rate Notes, Series H due June 15, 2007	66938FJT2 / (US66938FJT21)	33	3.125% due 05/15/2007	BBT5	$1,097.40

Wells Fargo Financial, Inc.	$50,000,000	7.47% Senior Medium-Term Notes due August 8, 2007	9497E5AA0 / (US9497E5AA09)	29	3.25% due 08/15/2007	BBT5	$1,119.90

Wells Fargo Financial, Inc.**	$100,000,000	6.375% Senior Notes 2007 Series due December 1, 2007	669383DP3 / (US669383DP31)	35	3% due 11/15/2007	BBT5	$1,091.00

Wells Fargo Financial, Inc.**	$100,000,000	6.25% Senior Notes 2007 Series due December 15, 2007	669383DD0 / (US669383DD01)	37	3% due 11/15/2007	BBT5	$1,087.30

Wells Fargo Financial, Inc.	$600,000,000	5.875% Senior Notes 2008 Series due August 15, 2008†	94975CAF4 / (US94975CAF41)	37	3.25% due 08/15/2008	BBT5	$1,077.50

Wells Fargo Financial, Inc.**	$200,000,000	5.625% Senior Notes due February 3, 2009	669383DR9 / (US669383DR96)	37	3% due 02/15/2009	BBT5	$1,067.30

Wells Fargo Financial, Inc.**	$250,000,000	6.85% Senior Notes 2009 Series due July 15, 2009	669383DK4 / (US669383DK44)	45	3.875% due 05/15/2009	BBT5	$1,122.90

Wells Fargo Financial, Inc.	$500,000,000	6.125% Senior Notes 2012 Series due April 18, 2012†	94975CAJ6 / (US94975CAJ62)	50	4.875% due 02/15/2012	BBT6	$1,086.00

Wells Fargo Financial, Inc.	$500,000,000	5.50% Senior Notes 2012 Series due August 1, 2012†	94975CAL1 / (US94975CAL19)	50	4.375% due 08/15/2012	BBT6	$1,042.40

Wells Fargo & Company***	$200,000,000	6.65% Subordinated Debentures due October 15, 2023	669380AW7 / (US669380AW79)	51	5.375% due 02/15/2031	BBT8	$1,107.50

Wells Fargo & Company***	$200,000,000	6.75% Medium-Term Fixed Rate Notes, Series J due December 15, 2027	66938FJU9 / (US66938FJU93)	58	5.375% due 02/15/2031	BBT8	$1,122.10

*	Originally issued by First Security Corporation. After expiration of the offers, the Company anticipates that it will cause Servus Financial Corporation to be merged into one of the Company’s wholly-owned subsidiaries.
**	Originally issued under the name Norwest Financial, Inc., now known as Wells Fargo Financial, Inc.
***	Originally issued under the name Norwest Corporation, now known as Wells Fargo & Company.
†	Listed on the Luxembourg Stock Exchange.

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